Exhibit 10.29

Thompson & Knight
GLOBAL ENERGY SERVICES	333 Clay Street, Suite 3300 Houston, TX 77002 Tel 713 653 4787, Fax 832 397 8230

September 8th, 2009

Stanton E. Ross

Chairman and CEO

Infinity Energy Resources, Inc.

7311 W 130th St., Suite 170

Overland Park, KS 66213

Via Email - rossy1979@aol.com

Re:           Consulting Services

Dear Stan:

This letter will confirm Thompson & Knight Global Energy Services’ (“TKGES”) engagement to assist Infinity Energy Resources, Inc. in its oil and gas holdings in Nicaragua.

TKGES will perform the following in connection with Infinity Energy Resources, Inc.’s Nicaragua oil and gas holdings.

Phase I - Technical Studies

•	Preparation of a geological and geophysical interpretation of existing data in the two blocks (in coordination with Jeff Roberts).
•	An evaluation of the petroleum system and potential reserves in the area.
•	An economic assessment considering various scenarios and sensitivities.
•	Prepare final report.

TKGES will be compensated as follows:

•	$100,000 ($50,000 per block) as follows: 50% upon completion seismic interpretation and mapping and preliminary assessment of the petroleum systems, and 50% upon presentation of the final report.

Phase II - Farmout

•	Prepare and disseminate promotional materials
•	Organize a data room.
•	Manage the data and the sales process.
•	Assist in all negotiations.

Exhibit 10.29

Thompson & Knight
GLOBAL ENERGY SERVICES	333 Clay Street, Suite 3300 Houston, TX 77002 Tel 713 653 4787, Fax 832 397 8230

TKGES will be compensated as follows

•	A success fee of 5% of the upfront cash paid to Infinity by a third party earning an interest in the Nicaragua assets up to $20,000,000 and 10% of any amount exceeding $20,000,000.
•	A success fee of 2% of the remainder value of the transaction (which will include all investments and any other form of contribution firmly committed by a third party to the Nicaragua project;
•	A cost-free 1% overriding royalty interest on all oil and gas produced.

Delivery of E&P Business Management Program: as part of the training program committed by Infinity under the two Nicaragua contracts TKGES will deliver, at the venue and dates mutually agreed with the Nicaragua government, its four day E&P Management Program, subject to the approval of such program by the government.

TKGES will be compensated as follows:

•	a total of $25,000.00 ($12,500.00 per block) plus expenses.

The above terms do not include legal services or expenses.  Infinity Energy Resources, Inc. will separately compensate Thompson & Knight LLP for legal services and will reimburse TKGES for expenses as provided in Attachment A.  Attachment A to this letter is a description of TKGES’s client cost reimbursement policies that reflect the basis upon which we will request reimbursement of expenses.  We will seek Infinity Energy Resources, Inc.’s approval before incurring any extraordinary reimbursable expenses.

TKGES’s work product will be based on information furnished by and through Infinity Energy Resources, Inc. and TKGES makes no representations or warranties with regard to its work product nor the success of any work associated with this agreement.  Infinity Energy Resources, Inc. releases and indemnities TKGES for all claims associated with this agreement.\

We appreciate your confidence in entrusting this matter to us and we look forward to working with you.

Sincerely, /s/ Andrew B. Derman Andrew B. Derman Vice-Chairman Thompson & Knight Global Energy Services

Exhibit 10.29

Thompson & Knight
GLOBAL ENERGY SERVICES	333 Clay Street, Suite 3300 Houston, TX 77002 Tel 713 653 4787, Fax 832 397 8230

AGREED AND APPROVED BY INFINITY ENERGY RESOURCES, INC.

/s/ Stanton E. Ross
STANTON E. ROSS

/s/ Stanton E. Ross
INFINITY ENERGY RESOURCES, INC. CHAIRMAN AND CEO

SEPTEMBER 9th, 2009

AGREED AND APPROVED BY AMEGY BANK

/s/ A. Stephen Kennedy
SIGNATURE

A. Stephen Kennedy
PRINT NAME

Senior Vice President – Manager – Energy Group
TITLE

SEPTEMBER 9, 2009

Exhibit 10.29

Thompson & Knight
GLOBAL ENERGY SERVICES	333 Clay Street, Suite 3300 Houston, TX 77002 Tel 713 653 4787, Fax 832 397 8230

ATTACHMENT A

Policy Regarding Expenses Incurred on Behalf of Clients

General Policy

TKGES asks its clients to pay for certain incremental costs which are incurred in the course of providing consulting services.  These costs, which are detailed below, are itemized separately from professional time charges to ensure that each client is billed only for those services utilized on its behalf.  It is TKGES’s general policy to provide these incremental services to clients at or near its actual cost.  TKGES frequently reviews its expense charges to ensure ongoing compliance with this general policy.  It should be recognized that many expense charges are positively influenced by volume economies.  Lower costs derived from volume discounts are calculated into our expense charges to benefit tour clients.

Long Distance Telephone Calls

TKGES’s telephone tracking system generates long distance long distance telephone charges based on rate tables used by our service provider.  This rate is adjusted by a factor that blends the volume discount the Firm has negotiated with the service provider and taxes associated with all such calls.  Long distance calls made via a calling card, cellular phone or from a hotel are billed to clients at the our actual cost.

Photocopies

TKGES uses an Equitrac automated system for accurately capturing the number of copies made on behalf of each client matter.  Clients are billed a flat rate of $.10 per page for both letter and legal size photocopies.  Dual sided copies are billed at $.10 per side.  We staff an in-house print shop to provide cost effective and expedient client service.  Personnel intensive projects, including glass work, book copying, binding and Bates stamping, will be charged at competitive rates, generally from $.12 to $.20 per copy.

Airfare, Hotels, Car Rentals and Meals

All charges to clients for out-of-town travel on their behalf are billed at actual cost.  Our standard approved travel class for domestic travel in the United States is economy class and business class foreign travel.  We may charge clients fares above these stated classes of service only with the client’s prior approval.

Exhibit 10.29

Thompson & Knight
GLOBAL ENERGY SERVICES	333 Clay Street, Suite 3300 Houston, TX 77002 Tel 713 653 4787, Fax 832 397 8230

Courier Costs

Federal Express, DHL and other long distance delivery costs are also charged to clients at actual cost.

Telecopy (FAX) Costs

The standard rate for all outgoing facsimiles is $.45 per page, whether local or long distance.  The rate covers the cost of facsimile machines, paper, supplies, any fax related long distance costs, maintenance, and personnel (non-secretaries) dedicated or partially dedicated to the sending and receiving of faxes.  We do not bill for incoming faxes.  Based on current utilization, the standard rate billed does not exceed our total costs to provide telecopy services.

Mileage

Our personnel may charge a client a mileage charge when using a personal motor vehicle for client work that takes them outside the city limits of their office location.  Mileage is not charged for travel within the city.  The mileage rate is based on the Internal Revenue Service deductible rate.  Actual parking costs may be charged to clients when a personal motor vehicle is used for client work outside the office.

Postage and Related Supplies

Postage and related supplies for routine letters, documents and informational mailings are not billed to clients.  Postage and envelope costs are billed to clients at cost for large mailings that are made on behalf of a client at its request.  No extra charges are made for personnel who facilitate the mailings.